NAME OF REGISTRANT:
Franklin Templeton Money Fund Trust
File No. 811-08962

EXHIBIT ITEM No. 77Q(d): Copies of any material amendments to the registrant's charter or by-laws


Amendment Dated July 13, 2006
to the By-Laws of
Franklin Templeton Money Fund
Trust
(the "Trust")

WHEREAS, Article IX, Section 2 of the By-Laws provides that the By-Laws may be amended by the Board of Trustees;
and

WHEREAS, by resolution dated July 13, 2006, at a meeting of the Board of Trustees, the Board of Trustees unanimously authorized the By-Laws to be amended as set forth below.

NOW, THEREFORE, the By-Laws are hereby amended as follows:

1.	The first sentence of Article II, Section 3 is replaced in
its entirety as follows:

All notices of meetings of shareholders shall be sent or otherwise given in accordance with Section 4 of this
Article II not less than seven (7) days nor more than one hundred twenty (120) days before the date of the meeting.

2.	The first two paragraphs of Article II, Section 4 are
replaced
in their entirety as follows:

Notice of any meeting of shareholders shall be given either personally or by United States mail, courier, cablegram, telegram, facsimile or electronic mail, or other form of communication permitted by then c urrent law, charges prepaid, addressed to the shareholder or to the group of shareholders at the same address as may be permitted pursuant to applicable laws, or as shareholders may otherwise consent, at the address of that shareholder appearing on the books of the Trust or its transfer or other duly authorized agent or provided in writing by the shareholder to the Trust for the purpose of notice. Any such consent shall be revocable by the applicable shareholder by written notice to the Trust. Notice shall be deemed to be given when delivered personally, deposited in the United States mail or with a courier, or sent by cablegram, telegram, facsimile or electronic mail. If no address of a shareholder appears on the Trust's books or has been provided in writing by a shareholder, notice shall be deemed to have been duly given without a mailing, or substantial equivalent thereof, if such notice shall be available to the shareholder on written demand of the shareholder at the offices of the Trust.
If any notice addressed to a shareholder at the address of that shareholder appearing on the books of the Trust or that has been provided in writing by that shareholder to the Trust for the purpose of notice, is returned to the Trust marked to indicate that the notice to the shareholder cannot be delivered at that address, all future notices or reports shall be deemed to have been duly given without further mailing, or substantial equivalent thereof, if such notices shall be available to the shareholder on written demand of the shareholder at the offices of the Trust.

3.	Article II, Section 10 is replaced in its entirety as
follows:

Section 10. PROXIES. Every shareholder entitled to vote for Trustees or on any other matter that may properly come before the meeting shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by the shareholder and filed with the secretary of the Trust; provided, that an alternative to the execution of a written proxy may be permitted as described in the next paragraph of this Section 10. A proxy shall be deemed executed if the shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic or electronic transmission (as defined in Section 3806(e) of the Delaware Statutory Trust Act (the "DSTA") or otherwise) by the shareholder or the shareholder's attorney-in-fact. A valid proxy that does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the shareholder executing it, or using one of the permitted alternatives to execution, described in the next paragraph, by a written notice delivered to the secretary of the Trust prior to the exercise of the proxy or by the shareholder's attendance and vote in person at the meeting;
or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided, however, that no proxy shall be valid after the expiration of eleven (11) months from the date f the proxy unless otherwise expressly provided in the proxy.
The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of the General Corporation Law of the State of Delaware.
With respect to any shareholders' meeting, the Board, or, in case the Board does not act, the president, any vice president or the secretary, may permit proxies by electronic transmission (as defined in Section
3806(e) of the DSTA), or by telephonic, computerized, telecommunications or other reasonable alternative means to the execution of a written instrument authorizing the holder of the proxy to act.
A proxy with respect to shares held in the name of two or more persons shall be valid if executed, or a permitted alternative to execution is used, by any one of them unless, at or prior to the exercise of the proxy, the secretary of the Trust receives a specific written notice to the contrary from any one of them. A proxy purporting to be by or on behalf of a shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest with the challenger.

Adopted and approved as of July 13, 2006 pursuant to authority delegated by the Board of Trustees.

/s/Karen L. Skidmore
[Signature]
 Karen L. Skidmore
[Name]
 Vice President and Secretary
[Title]




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